As filed with the Securities and Exchange Commission on April 25, 2002
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                        ALL AMERICAN SEMICONDUCTOR, INC.
             (Exact name of registrant as specified in its charter)
                    Delaware                             59-2814714
        (State or other jurisdiction of               (I.R.S. Employer
        incorporation or organization)            Identification Number)

                               -------------------

                             16115 N.W. 52nd Avenue
                              Miami, Florida 33014
           (Address of Principal Executive Office, Including Zip Code)

                               -------------------

              AMENDED AND RESTATED ALL AMERICAN SEMICONDUCTOR, INC.
                        EMPLOYEES', OFFICERS', DIRECTORS'
                                STOCK OPTION PLAN
                            (Full Title of the Plan)

                                  Paul Goldberg
                       Chairman of the Board of Directors
                        All American Semiconductor, Inc.
                             16115 N.W. 52nd Avenue
                              Miami, Florida 33014
                    (Name and Address of Agents for Service)

                                 (305) 621-8282
                          (Telephone Number, Including
                        Area Code, of Agents for Service)

                               -------------------

                                    Copy to:

                              Alan D. Axelrod, Esq.
                  Bilzin Sumberg Dunn Baena Price & Axelrod LLP
                        2500 First Union Financial Center
                          200 South Biscayne Boulevard
                            Miami, Florida 33131-2336
                                 (305) 374-7580

                               -------------------

                                                CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                                  Proposed             Proposed maximum
                                           Amount to be       maximum offering        aggregate offering         Amount of
 Title of securities to be registered       registered       price per share (1)          price (1)           registration fee
-------------------------------------------------------------------------------------------------------------------------------
    Common Stock, $0.01 par value             200,000               $3.83                 $766,000.00              $70.47

-------------------------------------------------------------------------------------------------------------------------------
(1)      Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon an average of the high and low prices reported on The Nasdaq Stock
         Market on April 22, 2002.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

        *With respect to the Amended and Restated All American Semiconductor, Inc. Employees', Officers', Directors' Stock Option Plan under which shares of Common Stock, $0.01 par value, of All American Semiconductor, Inc., a Delaware corporation (the "Registrant" or the "Company"), are being registered hereunder, the document(s) containing the information specified in this Part I will be sent or given to the applicable participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, shall constitute a prospectus which meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
        ---------------------------------------

        There are hereby incorporated by reference in this Registration Statement the following documents and information previously filed with the
Commission:

                1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001; and

                2. The description of the Registrant's Common Stock to be offered hereby which is contained in the Registrant's Registration Statement on Form 8-A (File No. 000-16207) declared effective by the Commission on September 10, 1987, as updated by the Registrant's Current Report on Form 8-K filed with the Commission on June 1, 1999, including any amendments or reports filed for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Except as superseded or modified herein, any statement contained in any document incorporated by reference herein or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

Item 4. Description of Securities.
        -------------------------

        Not applicable.

Item 5. Interests of Named Experts and Counsel.
        --------------------------------------

        Not applicable.

Item 6. Indemnification of Directors and Officers.
        -----------------------------------------

        The Registrant's certificate of incorporation, as amended (the "Certificate of Incorporation"), contains provisions which would limit the scope of personal liability of its directors to the Registrant or its shareholders for monetary damages for breach of fiduciary duty. The provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting a Delaware corporation and its shareholders to adopt provisions in the corporation's certificate of incorporation limiting directors' liability for monetary damages for breach of the duty of care.

        These provisions will protect the Registrant's directors against personal liability from breaches of their duty of care in certain circumstances. The provisions of the Certificate of Incorporation would absolve directors of liability for negligence in the performance of their duties, including gross negligence. The Registrant's directors would remain liable, under current law, for breaches of their duty of loyalty to the Registrant and its shareholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which a director derives any improper personal benefit. Also, the provisions would not absolve the Registrant's directors of liability under Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. Further, these provisions would not eliminate or limit liability of the Registrant's directors arising in connection with causes of action brought under Federal securities laws.

        While the provisions of the Registrant's Certificate of Incorporation provide the Registrant's directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate their duty of care. Accordingly, the provisions of the Registrant's Certificate of Incorporation would have no effect on the availability of suitable non-monetary remedies such as an injunction or rescission based upon a director's breach of the duty of care.

        In addition, the Registrant's Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented. This indemnification provision is not exclusive of any other rights to which those indemnified may be entitled under the Registrant's Bylaws, agreements, vote of stockholders or disinterested directors or otherwise.

        The Registrant has also entered into indemnification agreements with its executive officers and directors. The indemnification agreements provide that, in the event of claims against an officer or director relating to his or her position as an officer, director or agent of the Registrant, the Registrant shall indemnify that officer or director to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of those claims and any taxes imposed on that officer or director as a result of payments received pursuant to the indemnification agreements. The Registrant's obligations to indemnify its officers and directors are subject to review by its Board of Directors, or persons appointed by its Board of Directors, that the indemnification would be permissible under applicable law. In the event of a change in control of the Registrant which has not been approved by a majority of the Registrant's directors, a special independent counsel selected by the officer or director seeking indemnification and approved by the Registrant must render its legal opinion to the Registrant and that officer or director as to whether and to what extent the officer or director would be permitted to be indemnified under applicable law.

        The indemnification agreements require the Registrant to advance to officers and directors expenses they incur in connection with investigating, defending, or otherwise participating in any indemnification claim, subject to the condition that if the Board of Directors, or the special independent legal counsel in the event of a change in control of the Registrant, determines that the officer or director would not be permitted to be indemnified under applicable law, the Registrant shall be reimbursed for any amounts advanced to that officer or director. In the event of a potential change in control, the indemnification agreements require the Registrant, upon written request by an officer or director, to create a trust for the benefit of that officer or director. The Registrant must fund the trust in an amount sufficient to satisfy any and all expenses reasonably related to any claim anticipated at the time of the request. The trustee must pay to the officer or director all amounts to which that officer or director is entitled to indemnification and all unexpended funds are to be returned to the Registrant.

        The Registrant also currently carries liability insurance for the benefit of its directors and officers.

        Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to the Registrant's directors and officers pursuant to the Registrant's Certificate of Incorporation and Bylaws or the indemnification agreements, the Registrant understands that the Commission is of the opinion that it is against public policy, as expressed in the Securities Act, and, therefore, may be unenforceable. Accordingly, in the event that a claim for indemnification is asserted by any of the Registrant's directors or officers and the Commission is still of the same opinion, the Registrant (except insofar as the claim seeks reimbursement from the Registrant of expenses paid or incurred by a director, officer or controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by the Registrant's counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

        At present, there is no pending litigation or proceeding involving any of the Registrant's directors, officers or employees as to which indemnification is sought, nor is the Registrant aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 7. Exemption from Registration Claimed.
        -----------------------------------

        Not applicable.


Item 8. Exhibits.
        --------

Exhibit No.                        Description
----------                         -----------

   4.1 Certificate of Incorporation, as amended (incorporated by reference to Exhibits 3.1 to the Company's Registration Statement on Form S-1, File No. 33-15345-A, and to the Company's Form 10-K for the year ended December 31, 1991), as further amended by (i) Certificate of Amendment of Certificate of Incorporation dated August 21, 1995 of the Company (incorporated by reference to Exhibit 3.1 to the Company's Form 10-K for the year ended December 31, 1995) and (ii) Certificate of Amendment of Certificate of Incorporation dated June 1, 1999 of the Company (incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q for the quarter ended June 30, 1999).

   4.2 Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Company's 10-Q for the quarter ended June 30, 1994).

   4.3          Amended and Restated All American Semiconductor, Inc.
                Employees', Officers', Directors' Stock Option Plan, as amended through August 22, 2001 (incorporated by reference to Exhibit
                10.7 to the Company's Form 10-K for the year ended December 31,
                2001).

Exhibit No.                        Description
----------                         -----------


   5.1 Opinion of Bilzin Sumberg Dunn Baena Price & Axelrod LLP regarding legality of Common Stock.*

   23.1 Consent of Bilzin Sumberg Dunn Baena Price & Axelrod LLP (included in Exhibit 5.1).

   23.2         Consent of Independent Certified Public Accountants.*

   24.1         Power of Attorney (see page II-7).


---------------
*  Filed herewith.



Item 9. Undertakings.
        ------------

        (a)     The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 25, 2002.

                                       ALL AMERICAN SEMICONDUCTOR, INC.



                                       By:   /s/ Paul Goldberg
                                             -----------------------------------
                                             Paul Goldberg
                                             Chairman of the Board of Directors

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of All American Semiconductor, Inc., do hereby constitute and appoint each of Paul Goldberg and Bruce M. Goldberg, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for each of us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


       Signature                                Title                               Date
       ---------                                -----                               ----


/s/ Paul Goldberg
----------------------
Paul Goldberg                   Chairman of the Board of Directors             April 25, 2002


/s/ Bruce M. Goldberg           President and Chief Executive Officer
----------------------          and Director                                   April 25, 2002
Bruce M. Goldberg


/s/ Howard L. Flanders          Executive Vice President, Secretary
----------------------          and Chief Financial Officer and
Howard L. Flanders              Director                                       April 25, 2002


/s/ Rick Gordon                 Senior Vice President of Sales and
----------------------          Director                                       April 25, 2002
Rick Gordon


/s/ Robin L. Crandell
----------------------
Robin L. Crandell               Director                                       April 25, 2002


/s/ Lewis B. Freeman
----------------------
Lewis B. Freeman                Director                                       April 25, 2002


/s/ Daniel M. Robbin
----------------------
Daniel M. Robbin                Director                                       April 25, 2002


/s/ Richard E. Siegel
----------------------
Richard E. Siegel               Director                                       April 25, 2002

                                INDEX TO EXHIBITS
                                -----------------
Exhibit
Number                              Document
------                              --------

   4.1 Certificate of Incorporation, as amended (incorporated by reference to Exhibits 3.1 to the Company's Registration Statement on Form S-1, File No. 33-15345-A, and to the Company's Form 10-K for the year ended December 31, 1991), as further amended by (i) Certificate of Amendment of Certificate of Incorporation dated August 21, 1995 of the Company (incorporated by reference to Exhibit 3.1 to the Company's Form 10-K for the year ended December 31, 1995) and (ii) Certificate of Amendment of Certificate of Incorporation dated June 1, 1999 of the Company (incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q for the quarter ended June 30, 1999).

   4.2 Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Company's 10-Q for the quarter ended June 30, 1994).

   4.3          Amended and Restated All American Semiconductor, Inc.
                Employees', Officers', Directors' Stock Option Plan, as amended through August 22, 2001 (incorporated by reference to Exhibit
                10.7 to the Company's Form 10-K for the year ended December 31,
                2001).

   5.1 Opinion of Bilzin Sumberg Dunn Baena Price & Axelrod LLP regarding legality of Common Stock.*

   23.1 Consent of Bilzin Sumberg Dunn Baena Price & Axelrod LLP (included in Exhibit 5.1).

   23.2         Consent of Independent Certified Public Accountants.*

   24.1         Power of Attorney (see page II-7).

---------------
*  Filed herewith.